[FinPro Letterhead]

Exhibit 23.3

September 16, 2004

Board of Directors

Bay-Vanguard, M.H.C.

BV Financial, Inc.

Bay-Vanguard Federal Savings Bank

1230 Light Street

Baltimore, MD 21230

Dear Board Members:

We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”), in the Application for Stock Issuance of BV Financial, Inc., and any amendments thereto, on Form MHC-2, filed by BV Financial, Inc. and references to the Conversion Valuation Appraisal Report (“Report”) and the valuation of Bay-Vanguard Federal Savings Bank provided by FinPro. We also consent to the use of our firm’s name and the inclusion of, summary of and references to our Report and the valuation of Bay-Vanguard Federal Savings Bank provided by FinPro in the Form SB-2 Registration Statement filed by BVFinancial, Inc. and any amendments thereto, and the Application for Stock Issuance filed by Bay-Vanguard Federal Savings Bank, and any amendments thereto and our opinion regarding subscription rights filed as an exhibit to the applications referenced above and the legal tax opinion.

Very Truly Yours,

/s/ FinPro, Inc.

FinPro, Inc.